                                                                    EXHIBIT 10.1

                               RETENTION AGREEMENT
                               -------------------

        THIS AGREEMENT (the "Agreement") is made as of January 1, 2002 (the "Effective Date"), by and between ManTech International Corporation, a Delaware corporation that is the successor to a New Jersey corporation of the same name ("ManTech"), and John A. Moore, Jr. (the "Executive").

                                   WITNESSETH
                                   ----------

        WHEREAS, the Executive is presently the Executive Vice President, Chief Financial Officer and Treasurer of ManTech and also holds various other positions (whether as an employee, board member or otherwise) of ManTech and certain of its subsidiaries, and ManTech wishes to continue to employ the Executive in such capacities;

        NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ManTech and the Executive hereby agree as follows:

        1. Employment Duties.
           -----------------

        (a) This Agreement shall become effective on the Effective Date noted above. During the employment period fixed by Section 3 hereof (the "Employment Period"), the Executive hereby agrees to serve as Executive Vice President, Chief Financial Officer and Treasurer of ManTech and to continue to hold various other positions (whether as an employee, board member or otherwise) of certain subsidiaries of ManTech, and ManTech hereby agrees to employ the Executive as such. Executive shall hold such further positions with ManTech and with any of its subsidiaries or affiliates as ManTech shall reasonably specify from time to time. The Executive shall report to the Chief Executive Officer of ManTech and to such person as he may delegate.

        (b) During the Employment Period, Executive will not, without the prior written consent of ManTech, directly or indirectly engage in any other business activities or pursuits whatsoever, except activities in connection with (i) any charitable or civic activities, (ii) personal investments, and (iii) serving as an executor, trustee or in another similar fiduciary capacity for a non-commercial entity; provided, however, that any such activities do not materially interfere with his performance of his responsibilities and obligations pursuant to this Agreement. With the approval of the Board of Directors or the Chief Executive Officer of ManTech, Executive may engage in any other business activities or pursuits not otherwise permitted under this Section 1.

        (c) Notwithstanding the foregoing, Executive shall terminate the Executive Employment Agreement between Executive and GSE Systems, Inc., an affiliate of ManTech, on or before January 25, 2002; provided, however, ManTech and Executive agree that Executive shall continue to serve as a member of the Board of Directors of GSE Systems, Inc.

         2. Compensation.
            ------------

         (a) During the Employment Period, ManTech shall pay the Executive a cash base salary of $425,000 per annum (the "Base Salary"). The Base Salary shall be paid to the Executive, less applicable withholdings, in installments pursuant to ManTech's normal and customary executive officer payroll procedures. Executive's Base Salary shall be reviewed annually by the Compensation Committee of ManTech's Board of Directors beginning with calendar year 2003 and may be increased as determined by the Compensation Committee of the Board of Directors in its sole discretion. In addition to the foregoing, Executive shall be entitled to receive a bonus for services performed during calendar year 2001.

         (b) In addition, during the Employment Period, ManTech shall provide certain non-cash compensation to Executive consistent with the position of Executive Vice President, Chief Financial Officer and Treasurer, including without limitation, those benefits set forth on Attachment A hereto.

         (c) In addition to the Base Salary, during the Employment Period, Executive shall be entitled to participate in such bonus and other incentive award programs as determined by the Compensation Committee of ManTech's Board of Directors in its sole discretion. In addition, the Executive shall be entitled to participate in any employee benefit plans and programs as are generally applicable to executive officers and, to the extent permitted by law, to employees of ManTech and in such other benefit plans and programs as determined by the Compensation Committee of ManTech's Board of Directors in its sole discretion.

         3.  Employment Period. The Employment Period shall commence on the
             -----------------
Effective Date and shall terminate on the day preceding the second anniversary of the Effective Date (the "Scheduled Termination Date," as such date may be modified by the following clause); provided, that the Executive's Employment
                                   --------
Period and the Scheduled Termination Date shall automatically extend for one additional year upon each anniversary of the Effective Date unless ManTech or the Executive notifies the other party in writing of its intent not to extend the term of employment under this Agreement no less than sixty (60) days before the applicable anniversary date. Notwithstanding anything in this Section 3 to the contrary, Executive's employment shall end earlier than the Scheduled Termination Date, or any renewal period thereafter, if terminated upon death, by ManTech for Cause (as hereinafter defined) or otherwise by the Executive or ManTech pursuant to notice given as provided in Section 4 hereof.

         4.  Termination Procedure.
             ---------------------

         (a) Subject to section 4(b) below, ManTech or Executive may terminate this Agreement at any time during the Employment Period (other than due to the Executive's death or a termination by ManTech for Cause) if notice of such termination is communicated by written "Notice of Termination" to the Executive or ManTech no later than sixty (60) days prior to the desired date of termination of this Agreement.

         (b) Upon termination of Executive's employment with ManTech for any reason, the Executive shall also resign from (a) ManTech's Board of Directors, if the

Executive then serves on the Board of Directors, (b) any position (whether as an employee, board member or otherwise) of any affiliate or subsidiary of ManTech, and (c) any position in which the Executive serves at the request of ManTech, including, without limitation, any position with GSE Systems, Inc.

             5.  Termination Payments.
                 --------------------

             (a) Upon the Executive's termination of employment for any reason, ManTech shall pay to the Executive any unpaid Base Salary then in effect accrued up to the date of termination of employment and any amount payable for accrued but unused vacation time up to the date of termination. Other than the accrued salary and vacation pay referenced in the preceding sentence, the Executive shall not be entitled to any further payments or benefits, unless otherwise agreed to in writing between ManTech and the Executive.

             (b) Notwithstanding Section 5(a), if the Executive's employment is terminated by ManTech without Cause, ManTech also shall pay to the Executive the greater of (i) an amount of Base salary equal to what otherwise would have been payable for the remainder of the Employment Period until the Scheduled Termination Date, or (ii) six (6) months of Base Salary ("Severance Payment"). Such Severance Payment shall be made in a lump sum as soon as practicable following such termination using the Base Salary rate in effect immediately prior to such termination. The period used to calculate the amount of Base Salary payable pursuant to the preceding sentence shall be known as the "Severance Period" (e.g. if the payment is calculated using six (6) months of Base Salary, then the Severance Period commences on the day after the effective termination date and continues for the next six (6) months).

             (c) Upon ManTech tendering the Severance Payment described in
Section 5(b), Executive shall execute and deliver to ManTech a release, in substantially the same form as the Waiver Agreement and Release of Claims attached hereto as Attachment B.

             (d) For purposes of this Agreement, "Cause" shall mean a termination of the Executive's employment by ManTech for a reason other than:
(i) a material violation by the Executive of this Agreement which the Executive fails to cure to ManTech's reasonable satisfaction within thirty (30) days after ManTech delivers to the Executive a written notice that specifically identifies such violation; (ii) the willful failure by the Executive to act in a manner consistent with Executive's responsibilities or with the best interests of ManTech, after ManTech delivers to the Executive a written demand for satisfactory performance that specifically identifies the manner in which ManTech believes that the Executive has not satisfactorily performed the Executive's duties and the Executive fails to cure the existing problem to ManTech's reasonable satisfaction within thirty (30) days; or (iii) the conviction of the Executive of a felony (other than an offense related to the operation of an automobile which results only in a fine, license suspension or other non-custodial penalty) or other serious crime involving moral turpitude.

             (e) This Agreement shall not be construed to be in lieu of or to the exclusion of any other rights, benefits and privileges to which Executive may be entitled as an executive of ManTech or any of its subsidiaries or affiliates under any retirement, pension, profit-sharing, insurance, hospitalization or other plans or benefits which may now be in effect or which may hereafter be adopted.

         6. Confidentiality, Non-Competition and Non-Solicitation. For good and
            -----------------------------------------------------
valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, the Executive hereby agrees as follows:

         (a) That both during the entire term of Executive's employment with ManTech and/or any of its subsidiaries and affiliates (collectively, the "Employer") and thereafter, Executive will not publish or otherwise disclose to persons other than those employed by Employer, without specific permission from Employer, any Employer proprietary or confidential information which Executive learns or acquires during the course of employment with or as a result of performing services with Employer, and will not use such information in any way which might be detrimental to the interests of the Employer. For purposes of this Agreement, proprietary or confidential information includes, but is not limited to:

                (i) All information not generally known to the public or within the federal, state or local government market(s) or the commercial market(s) in which the Employer offers or provides its services, solutions or products, pertaining to the Employer's marketing, bidding or cost plans, strategies, forecasts or projections; practices, procedures, policies, goals or objectives pertaining to the foregoing; contract proposals, contract bids which have been prepared or submitted or which are proposed to be prepared or submitted, or bidding and pricing techniques; information on Employer's cost structure; quoting and pricing practices, procedures and policies; customer data including c ustomer list, contracts, contacts, representatives, requirements and needs, specifications, data provided by or about prospective customers; supplier information, including joint venture and subcontractor proposals; employee and consultants' identities, skills, resumes, records and lists; and the physical embodiments of any of the foregoing information.

                (ii) All information concerning or relating to the way the Employer conducts their business which is not generally known to the public or within the federal, state or local government market(s) or the commercial market(s) in which the Employer offers or provides its services, solutions or products (such as Employer contracts, internal business procedures, controls, plans, licensing techniques and practices, supplier, subcontractor and prime contractor names and contacts and other vendor information, Employer processes, techniques, data, computer system passwords and other computer security controls, financial information, and distributor information) and the physical embodiments of such information (such as check lists, samples, service and operational manuals, contracts, proposals, printouts, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, and any other written or machine-readable expression of such information as are filed in any tangible media).

            (iii) All information not generally known to the public or within the federal, state or local government market(s) or the commercial market(s) in which the Employer offers or provides its services, solutions or products concerning development of new products, services or solutions, negotiations for new business ventures or acquisitions, future business or acquisition plans, and similar information and the physical embodiments of such information.

            (iv) Information which is not a public record and is not generally known to the public or within the federal, state or local government market(s) or the commercial market(s) in which the Employer offers or provides its services, solutions or products regarding litigation and potential litigation matters and the physical embodiments of such information.

            (v) Any information which (i) is not generally known to the public or within the federal, state or local government market(s) or the commercial market(s) in which the Employer offers or provides its services, solutions or products, (ii) gives the Employer a significant advantage over its or their competitors, or (iii) has significant economic value or potentially significant economic value to the Employer, including the physical embodiments of such information.

     (b) That both during the entire term of Executive's employment with Employer and thereafter through the Severance Period, the Executive shall not:

            (i) directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of any business which competes with any services, solutions or products conducted, offered or provided by the Employer (any such service, solution or product, an "Employer Operation"), to any federal, state or local government market(s) or the commercial market(s) if such Employer Operation is being conducted or developed at any time during the term of Executive's employment with Employer and at the later time in question;

            (ii) directly or indirectly, solicit any customer or any former or prospective customer of the Employer with a view to inducing such customer to enter into an agreement, or otherwise do business, involving an Employer Operation with any competitor or attempt to induce any customer to terminate its relationship with the Employer or to not enter into a relationship with the Employer, as the case may be; or

            (iii) solicit or attempt to solicit the employment of any employee of the Employer, or any person employed by the Employer during the prior six (6) month period, or attempt to solicit or induce any such employee or person to leave the employ of the Employer.

     (c) That in the event any provision of this Section 6 shall be challenged by Executive or deemed to be unenforceable by a court of competent jurisdiction, ManTech's obligation to make payments under Section 5(b) shall immediately cease, and

Executive shall reimburse ManTech any payments previously received pursuant to
Section 5(b) hereof.

            7.  Survival. Executive agrees that the restrictions in Section 6
                --------
shall survive the termination of Executive's employment with Employer, notwithstanding any actual or alleged breach or failure of ManTech to perform its obligations under this Agreement or otherwise.

            8.  Specific Enforcement; Extension of Period.
                -----------------------------------------

            (a) Executive acknowledges that the restrictions contained in
Section 6 hereof are reasonable and necessary to protect the legitimate interests of the Employer and that Employer would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him of Section 6 hereof will cause continuing and irreparable injury to Employer for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding by Employer to enforce Section 6 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, Employer shall have the right to enforce the provisions of Section 6 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies at law or in equity otherwise available to the Employer.

            (b) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT SUCH PRINCIPLES PERMIT THE APPLICATION OF VIRGINIA LAW OR JURISDICTION AND VENUE IN COURTS WITHIN VIRGINIA. ANY DISPUTE HEREUNDER SHALL BE LITIGATED IN FEDERAL DISTRICT COURT IN THE EASTERN DISTRICT OF VIRGINIA OR, IF JURISDICTION CANNOT BE OBTAINED IN SUCH COURT, IN THE STATE COURT WHOSE JURISDICTION INCLUDES THE PRINCIPAL EXECUTIVE OFFICE OF MANTECH.

            (c) Except as otherwise expressly set forth in Section 6(c), all provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement, except as otherwise expressly set forth in Section 6(c). The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court shall limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

            9.  Miscellaneous.
                -------------

            (a) This Agreement by and between the Executive and ManTech constitutes the entire agreement between the parties hereto with respect to the Executive's employment, and supersedes and is in full substitution for any and all prior understandings or agreements, whether oral or written, with respect to the Executive's employment.

            (b) ManTech may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that ManTech may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

            (c) This Agreement may be executed by facsimile signature and in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            (d) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Executive                               MANTECH INTERNATIONAL CORPORATION

___________________________________     ______________________________________
signature                               Print Name: George J. Pedersen
                                        Title: Chairman, Chief Executive Officer
                                               and President
___________________________________
print name

                                  Attachment A

                              Non-Cash Compensation

 .    First class business travel, including such expenses for Executive's spouse when traveling together on ManTech business;

 .    business travel insurance;

 .    the lease of an executive type of vehicle for business and personal use;

 .    reimbursement of certain cell phone and home telephone/fax services;

 .    matching contributions to the company's 401(k);

 .    payments for term life insurance;

 .    payments of premiums under one or more split dollar life insurance policies;

 .    a minimum $25,000 per year contribution to Executive's supplemental executive retirement plan; and

 .    initiation and periodic dues associated with executive clubs and memberships, including, without limitation, the Tower Club and Argyle Country Club.

                                  Attachment B

                     WAIVER AGREEMENT AND RELEASE OF CLAIMS

     THIS AGREEMENT ("Release Agreement") is made by and between ManTech International Corporation, a Delaware corporation that is the successor to a New Jersey corporation of the same name ("ManTech"), and John A. Moore, Jr. (the "Executive").

     WHEREAS, the Executive entered into an employment agreement with ManTech dated as of January 1, 2002 ("Employment Agreement"); and

     WHEREAS, the employment of Executive has been terminated pursuant to
Section 5(b) of the Employment Agreement, and Executive has received the Severance Payment as provided therein;

     NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ManTech and the Executive hereby agree as follows:

     1. Executive, on his own behalf and on behalf of his agents, representatives, heirs, executors and administrators (whether or not then existing), releases ManTech, its subsidiaries and affiliates (whether or not then existing), and the employees, officers, directors, agents, representatives, successors and assigns of any of them, as well as the trustees of any of their executive or employee benefit or welfare plans (except with respect to claims for benefits due under the terms of such plans) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys' fees, judgments and demands whatsoever, in law or equity, known or unknown, that Executive ever had, now has, or may have in the future based on his employment through the date of this Waiver Agreement, except that such release shall not cover (i) claims to enforce his rights under the Employment Agreement, (ii) claims for benefits pursuant to any executive or employee benefit or welfare plan of ManTech or any of its subsidiaries in which Executive participated prior to his termination of employment, and (iii) claims for indemnification pursuant to ManTech's indemnification policies and practices applicable to its executive officers (collectively, the "Excluded Claims"). Except for the Excluded Claims, Executive understands and agrees that this Release Agreement includes, but is not limited to, a complete waiver and release of the following rights or claims:

     (a) any right(s) or claim(s) arising under the Virginia Human Rights Act, the Age Discrimination in Employment Act ("ADEA"); Title VII of the Civil Rights Act of 1964 ("Title VII"), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act ("ADA"), which prohibits discrimination based on disability; and any right(s) or claim(s) arising under any other federal, state or local law regarding discrimination based on age, race, sex, pregnancy, religion, national origin, marital status or disability or any other unlawful basis;

     (b) any right(s) or claim(s) for alleged violations of any local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon Executive's employment with ManTech or the Employer (as defined in Section 6(a) of the Employment Agreement) or the terms and conditions of, and/or the cessation of, Executive's employment with ManTech; and

     (c) any claim(s) for breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, or any claims under the Executive Retirement Income Security Act of 1974 ("ERISA").

     2. The parties agree that this Release Agreement is intended to cover all claims (other than any Excluded Claim) in existence as of the date of the execution of this Release Agreement and all claims that may accrue from such date of execution through the expiration of the Revocation Period, including both claims about which Executive knows and about which Executive does not know.

     3. Executive represents and warrants that he has not filed any claims against ManTech and/or any of its subsidiaries or affiliates, or any of the individuals covered by this Release Agreement, with any governmental agency or any court, and Executive agrees that Executive will not do so at any time hereafter regarding any matter released herein.

     4. Executive acknowledges and agrees that he has been advised to and has been given an opportunity to consult with an attorney of his choice prior to executing this Release Agreement. Executive further acknowledges that he has 21 days within which to consider whether to execute this Release Agreement. Executive acknowledges and agrees that he has 7 calendar days to revoke this Release Agreement after executing it, but if he revokes this Release Agreement after executing it, he must return the Severance Payment (as defined in Section 5(b) of the Employment Agreement) tendered by ManTech prior to Executive's execution and delivery of this Release Agreement.

                   THE PARTIES STATE THAT THEY HAVE READ THIS
AGREEMENT, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THEY INTEND TO BE BOUND THEREBY.

Executive                           MANTECH INTERNATIONAL CORPORATION

_________________________________   ____________________________________________
signature                           Print Name: George J. Pedersen
                                    Title: Chairman, Chief Executive Officer and
                                           President
_________________________________
print name

DATE:____________________________   DATE:_______________________________________